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                                                                      EXHIBIT 12

DELTA AIR LINES, INC.
STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS (LOSS) TO FIXED CHARGES (in millions, except ratios)


                                                                       Three Months Ended               Six Months Ended
                                                                             June 30,                        June 30,
                                                                      -----------------------------------------------------
                                                                       2003            2002            2003            2002
                                                                      -----           -----           -----           -----
Earnings (loss)
       Income (loss) before income taxes                              $ 301           $(287)          $(423)          $(889)

Add (deduct)
       Fixed charges from below                                         363             340             714             665
       (Income)/loss from equity investees                              (11)            (14)            (18)            (29)
       Distributed income of equity investees                            20              --              44              --
       Interest capitalized                                              (3)             (4)             (6)            (10)
                                                                      -----           -----           -----           -----

Earnings (loss) as adjusted                                           $ 670           $  35           $ 311           $(263)

Fixed charges
       Interest expense, including capitalized amounts                $ 187           $ 168           $ 361           $ 325
       Amortization of debt costs                                         8               4              13               9
       Preference security dividend                                       6               6              12              11
       Portion of rental expense representative of the
         interest factor                                                162             162             328             320
                                                                      -----           -----           -----           -----

Total fixed charges                                                   $ 363           $ 340           $ 714           $ 665

RATIO OF EARNINGS (LOSS) TO FIXED CHARGES (1)                          1.85            0.10            0.44           (0.40)
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(1)  Fixed charges exceeded our adjusted loss by $403 million for the six months ended June 30, 2003 and by $305  million and $928 million for the three and six months ended June 30, 2002, respectively.